Exhibit 10(j)

EXECUTION COPY

U.S. $1,000,000,000

TERM LOAN AGREEMENT

Dated as of March 4, 2016

Among

XEROX CORPORATION

as Borrower

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

and

BANK OF AMERICA, N.A.

BNP PARIBAS

CITIBANK, N.A.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

GOLDMAN SACHS BANK USA

and

MIZUHO BANK, LTD.

as Syndication Agents

and

JPMORGAN CHASE BANK, N.A.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

BNP PARIBAS SECURITIES CORP.

CITIGROUP GLOBAL MARKETS INC.

CREDIT SUISSE SECURITIES (USA) LLC

GOLDMAN SACHS BANK USA

and

MIZUHO BANK, LTD.

as Joint Lead Arrangers and Joint Bookrunners

2

ARTICLE IX	53

SECTION 8.01. Amendments, Etc.	53

SECTION 8.02. Notices, Etc.	54

SECTION 8.03. No Waiver; Remedies	55

SECTION 8.04. Costs and Expenses	55

SECTION 8.05. Right of Set-off	57

SECTION 8.06. Binding Effect	57

SECTION 8.07. Assignments and Participations	57

SECTION 8.08. Confidentiality	61

SECTION 8.09. [Reserved]	62

SECTION 8.10. Governing Law	62

SECTION 8.11. Execution in Counterparts	62

SECTION 8.12. [Reserved]	62

SECTION 8.13. Jurisdiction, Etc.	62

SECTION 8.14. Patriot Act Notice	62

SECTION 8.15. No Fiduciary Duties	63

SECTION 8.16. Acknowledgement and Consent to Bail-In of EEA Financial Institutions	63

SECTION 8.17. Waiver of Jury Trial	1

Schedules

Schedule I - Commitments

Schedule 5.02(a) - Existing Liens

3

Exhibits

Exhibit A	-	Form of Note

Exhibit B	-	Form of Notice of Borrowing

Exhibit C	-	Form of Assignment and Assumption

Exhibit D-1	-	Form of Opinion of Counsel for the Borrower

Exhibit D-2	-	Form of Opinion of General Counsel of the Borrower

4

TERM LOAN AGREEMENT

Dated as of March 4, 2016

XEROX CORPORATION, a New York corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on Schedule I hereto, JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), BANK OF AMERICA, N.A., BNP PARIBAS, CITIBANK, N.A., CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH. GOLDMAN SACHS BANK USA and MIZUHO BANK, LTD., as syndication agents, and JPMORGAN, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, BNP PARIBAS SECURITIES CORP., CITIGROUP GLOBAL MARKETS INC., CREDIT SUISSE SECURITIES (USA) LLC, GOLDMAN SACHS BANK USA and MIZUHO BANK, LTD., as Joint Lead Arrangers and Joint Bookrunners, agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person or is a director of such Person.

“Agent Parties” has the meaning specified in Section 8.02(d)(ii).

“Agent’s Account” means the account of the Agent maintained by the Agent at JPMorgan at its office at 500 Stanton Christiana Road, Newark, DE 19713, Account No. 9008113381H3883 (ABA: 021000021), Attention: Loan and Agency Services Group, or such other account of the Agent as is designated in writing from time to time by the Agent to the Borrower and the Lenders for such purpose.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Margin for Eurodollar Rate Advances	Applicable Margin for Base Rate Advances
Level 1 BBB/Baa2/BBB or better	1.250%	0.250%
Level 2 BBB-/Baa3/BBB-	1.500%	0.500%
Level 3 BB+/Ba1/BB+ or below	1.750%	0.750%

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Percentage
Level 1 BBB/Baa2/BBB or better	0.150%
Level 2 BBB-/Baa3/BBB-	0.200%
Level 3 BB+/Ba1/BB+ or below	0.300%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by JPMorgan in New York, New York, from time to time, as JPMorgan’s prime rate (the “Prime Rate”);

(b)  1⁄2 of 1% above the Federal Funds Rate; and

(c) the Eurodollar Rate for Dollars for a one month Interest Period (“One Month LIBOR”) on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day; provided that if One Month LIBOR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate, respectively.

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders.

“Borrowing Minimum” means $100,000,000.

“Borrowing Multiple” means $1,000,000.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London.

“Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Commitment” or (b) if such Lender has entered into an Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.05. As of the Effective Date, the aggregate amount of the Commitments is $1,000,000,000.

“Communications” has the meaning specified in Section 8.02(d)(ii).

“Company Information” has the meaning specified in Section 8.08.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means, for any period, net income (or net loss) (before discontinued operations) plus the sum of (a) Consolidated Interest Expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, and (e) any losses or expenses from any unusual, extraordinary or otherwise non-recurring items, including but not limited to (i) aggregate foreign exchange losses included in “other expense” and (ii) losses from minority interest, and minus (x) Consolidated Interest Income and (y) the sum of the amounts for such period of any income tax benefits and any income or gains from any unusual, extraordinary or otherwise non-recurring items, including but not limited to (i) aggregate foreign exchange gains included in “other income” and (ii) income from minority interest; in each case determined on a Consolidated basis for the Borrower and its Subsidiaries and in the case of items (a) through (e) and items (x) and (y), to the extent such amounts were included in the calculation of net income. For the purposes of calculating Consolidated EBITDA for any period, if during such period the Borrower or any Subsidiary shall have made an acquisition or a disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition or disposition, as the case may be, occurred on the first day of such period.

“Consolidated Interest Expense” means, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, interest expense (including equipment financing interest) for such period, determined in accordance with GAAP.

“Consolidated Interest Income” means, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, interest, fees and other income, arising from investments in cash and cash equivalents, included in Consolidated net income for such period, determined in accordance with GAAP.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement (other than under any such agreement which constitutes or creates an account payable in the ordinary course of business) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, letters of credit or similar bank guarantees (other than bankers’ acceptances, letters of credit or similar bank guarantees issued in support of trade), (g) all Debt of others referred to in clauses (a) through (f) above or clause (h) below (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, with the primary intent and purpose of such Person being to enable the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), with the primary intent and purpose of such Person being to enable the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, or (4) where the primary intent and purpose of such Person is to otherwise assure a creditor against loss (but, in each case, only to the extent so assured or guaranteed), and (h) all Debt referred to in clauses (a) through (g) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debt for Borrowed Money” means all items that, in accordance with GAAP, would be classified as debt on the Borrower’s Consolidated balance sheet, provided, that notwithstanding the treatment thereof under GAAP, “Debt for Borrowed Money” shall exclude (without duplication) (a) any Preferred Stock outstanding on the Effective Date and (b) any amount shown on such balance sheet in respect of any securities issued on or prior to Effective Date that are Qualified Equity Securities on such date of determination.

“Default” means any Event of Default or any event that, unless cured or waived, would constitute an Event of Default but for the requirement hereunder that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Defaulting Lender” means at any time, subject to Section 2.20(d), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make an Advance or make any other payment due hereunder (each, a “funding obligation”), unless such Lender has notified the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or that has notified, or whose Parent Company has notified, the Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) any Lender that has, for three or more Business Days after written request of the Agent or the Borrower, failed to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Agent’s and the Borrower’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company; provided that a Lender Insolvency Event shall not be deemed to occur with respect to a Lender or its Parent Company solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Parent Company by a governmental authority or instrumentality thereof where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.20(d)) upon notification of such determination by the Agent to the Borrower and the Lenders.

“Disclosed Matter” shall mean the existence or occurrence of any matter which has been disclosed either in writing by the Borrower to the Agent and the Lenders or in any filing made with the SEC, in each case prior to the Effective Date.

“Disqualified Equity Securities” means that portion of any Equity Interest (other than such Equity Interest that is solely redeemable, or at the election of the Borrower (not subject to any condition), may be redeemed, with Qualified Equity Securities) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the Maturity Date.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Domestic Subsidiary” means a Subsidiary of the Borrower organized under the laws of a jurisdiction inside the United States.

“EEA Financial Institution” means (a) any credit institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.07(b)(iii)).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial interpretation relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means (a) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (b) any warrants, options or other rights to acquire such shares or interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (i) the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on Reuters Screen

LIBOR01 Page (or any successor page or other relevant Reuters Screen page) as the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period; provided that if the Eurodollar Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means, with respect to any Lender and the Agent, or any other recipient of a payment made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or net profits (however denominated), or taxes imposed in lieu of such income or franchise taxes, by the United States, or by the jurisdiction under the laws of which such Lender, such Lender’s Applicable Lending Office or the Agent (as the case may be) is organized or any political subdivision thereof, (b) any branch profits taxes imposed by the United States or any similar tax or capital tax imposed by any other jurisdiction described in clause (a), (c) in the case of a Lender organized under the laws of a jurisdiction outside the United States, any withholding tax imposed on any such payment by the United States to the extent that it is determined on the basis of laws in effect and tax rates applicable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new Applicable Lending Office) or is attributable to such Lender’s failure to comply with Section 2.14(e) or Section 2.14(g), except to the extent that such Lender, or its assignor, if any, was entitled, at the time of designation of a new Applicable Lending Office or assignment, as applicable, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on such a Lender as a result of a change in law or regulation or interpretation thereof occurring after the time such Lender became a party to this Agreement shall not be an Excluded Tax) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extended Maturity Date” has the meaning specified in Section 2.06.

“Extension Election” has the meaning specified in Section 2.06.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable intergovernmental agreements between a non-U.S. jurisdiction and the United States with respect thereto, any law, regulations, or other official guidance enacted in a non-U.S. jurisdiction relating to an intergovernmental agreement related thereto, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the rate on overnight federal funds transactions with members of the Federal Reserve System as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the quotation for such day on such a transaction received by the Agent from a federal funds broker of recognized standing selected by it; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Finance SPE” means (a) any Receivables SPE and (b) any Subsidiary that (i) is a special purpose financing vehicle, (ii) was created solely for the purpose of facilitating the incurrences of Debt or issuances of Equity Interests by the Borrower or any Subsidiary, (iii) has no business other than the facilitation of such incurrence or issuance and activities incidental thereto and (iv) is capitalized with an amount not materially more than the cash proceeds received by such Finance SPE from such transaction, provided that such transaction does not constitute or create Debt secured by a Lien that is prohibited by Section 5.02(a).

“Financial Officer” means the chief financial officer or treasurer of the Borrower.

“Fiscal Quarter” means a fiscal quarter of the Borrower.

“Fitch” means Fitch, Inc.

“Foreign Jurisdiction” has the meaning specified in Section 2.14(g).

“Foreign Subsidiary” means a Subsidiary organized under the laws of a jurisdiction outside the United States.

“Fuji Xerox” means Fuji Xerox Co., Limited.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” has the meaning specified in Section 1.03.

“Guaranteed Debt” has the meaning specified in the definition of “Debt”.

“Guarantor” means any Domestic Subsidiary that has or is required to execute and deliver the guaranty described in Section 5.01(j) hereof.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any applicable Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Initial GAAP” has the meaning specified in Section 1.03.

“Indemnified Costs” has the meaning specified in Section 7.05.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months as the Borrower may, upon notice received by the Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period that ends after the Maturity Date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“IP Company” has the meaning specified in Section 5.02(f).

“Lender Insolvency Event” means that (a) a Lender or its Parent Company is adjudicated as, or determined by any governmental authority having regulatory authority over such Person or its assets to be, insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (c) such Lender or its Parent Company has become the subject of a Bail-In Action.

“Lenders” means each Initial Lender and each Person that shall become a party hereto pursuant to Section 8.07.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property, it being understood that a license or assignment of intellectual property not securing Debt, a lease or sublease of assets to another Person or the filing of a precautionary financing statement (or similar filing) in connection with an operating lease or consignment does not constitute a “Lien”.

“Material Adverse Change” means any material adverse change in the business, assets, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its monetary obligations under this Agreement or any Note.

“Material Subsidiary” means any Wholly-Owned Subsidiary of the Borrower that as of the end of the most recently completed Fiscal Quarter had Consolidated net worth of $100,000,000 or more, provided, however, that any change in a Person’s status as a Material Subsidiary shall become effective as of the date of delivery of the financial statements for such Fiscal Quarter (or, in the case of the last Fiscal Quarter of a Fiscal Year, such Fiscal Year) pursuant to Section 5.01(i).

“Maturity Date” means the earlier of (a) that date that is 364 days after the Effective Date or (b) the date of the closing of the Spin-Off.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means the excess of (i) the sum of the cash and cash equivalents received without restriction or limitation in connection with the issuance or incurrence of any Debt for Borrowed Money of, or the issuance of any equity securities by, the Borrower or any of its Subsidiaries after the date hereof over (ii) the investment banking fees, underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or any of its Subsidiaries in connection with such issuance or incurrence to the extent such amounts were not deducted in determining the amount referred to in clause (i).

“Non-Approving Lender” has the meaning specified in Section 2.21(b).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender to the Borrower.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“One Month LIBOR” has the meaning specified in the definition of “Base Rate”.

“Other Taxes” has the meaning specified in Section 2.14(b).

“PARC” means Palo Alto Research Center, Incorporated, a Delaware corporation.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, or if such Lender does not have a bank holding company, then any corporation, association, partnership or other business entity owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning specified in Section 8.07(d).

“Participant Register” has the meaning specified in Section 8.07(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as warehouseman’s, landlord’s, materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business; (c) pledges or deposits and other Liens arising or otherwise to secure obligations under workers’ compensation, unemployment insurance and other social security laws or regulations or similar legislation or to secure public or statutory obligations or to secure payments of workers’ compensation or unemployment insurance; (d) easements, rights of way and other encumbrances on title to real property that do not secure Debt; (e) deposits or other Liens to secure the performance of bids, contracts (other than for Debt), leases, statutory obligations, performance bonds and other obligations of a like nature incurred in the ordinary course of business, or to secure surety and appeal bonds and other obligations of a like nature; (f) liens arising from judgments or awards not otherwise constituting an Event of Default; (g) security given in the ordinary course of business consistent with past practice to any public utility or governmental authority or in favor of a prime contractor under a government contract in connection with the operation of the business, other than security for borrowed money; and (h) deposits securing letters of credit or similar instruments issued in support of any obligation referred to in clauses (a) through (g) above.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 8.02(d)(i).

“Post-Petition Interest” has the meaning specified in Section 7.05.

“Preferred Stock” of any Person shall mean capital stock or other ownership interests of or in such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends and/or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of capital stock or other ownership interests of or in any other class of such person.

“Prime Rate” has the meaning specified in the definition of “Base Rate”.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if none of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 3 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if only two of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the higher rating unless there is a split in such ratings of more than one level, in which case the level that is one level higher than the lower such ratings shall apply, (d) if all three have established ratings and the ratings established by S&P, Moody’s and Fitch shall fall within two different levels, the Applicable Margin and the Applicable Percentage shall be based upon the rating assigned by two of such agencies, or if the ratings established by S&P, Moody’s and Fitch shall fall within three different levels, the Applicable Margin and the Applicable Percentage shall be based upon the middle rating; (e) if any rating established by S&P, Moody’s or Fitch shall be changed (other than as a result of a change in the basis of such rating or the rating system of such agency), such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change and ending on the date immediately preceding the effective date of the next such change; and (f) if S&P, Moody’s or Fitch shall change the basis or system on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be or, if there is no equivalent or such change would otherwise result in a change in the Applicable Margin or Applicable Percentage, the Borrower and the Lenders shall negotiate in good faith to amend this definition or the definitions of “Applicable Margin” or “Applicable Percentage” to reflect such changed rating system or ratings basis and, pending the effectiveness of any such amendment, the Applicable Margin and the Applicable Percentage shall be determined by reference to the ratings of the other rating agencies (or, if the circumstances referred to in this clause (f) shall affect all such agencies, the ratings most recently in effect prior to such changes).

“Qualified Equity Securities” means any Equity Interest that is not Disqualified Equity Securities.

“Qualified Receivables Transaction” means any transaction or arrangement or series of transactions or arrangements entered into by the Borrower or any of its Subsidiaries in order to monetize or otherwise finance, or as a result of which it may receive earlier than otherwise due amounts that will become receivables or be earned in the future in respect of, a discrete pool (which may be fixed or revolving) of Receivables, leases or other financial assets including financing contracts and any transaction or arrangement that is not a sale or transfer but pursuant to and by virtue of which a Person succeeds to, and becomes entitled to, the rights under or in respect of such Receivables, leases or other financial assets (in each case whether now existing or arising in the future), and which may include a Lien on (a) Receivables, (b) deposit or other accounts (and the funds or investments from time to time credited thereto) established in connection with a Qualified Receivables Transaction to secure obligations of the Borrower or any Subsidiary arising in connection with or otherwise related to such transaction, (c) any promissory note issued by the Borrower or any Subsidiary evidencing the repayment of amounts directly or indirectly distributed to the Borrower or any Subsidiary from any such accounts and (d) any assets of or Equity Interests in each and any Receivables SPE used to facilitate such transaction, provided that such transaction or arrangement does not constitute or create Debt secured by a Lien that is prohibited by Section 5.02(a).

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Commitments at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Commitments as in effect immediately prior to such termination).

“Receivables” means “accounts” (as such term is defined in the Uniform Commercial Code as in effect from time to time in the State of New York (or, if by reason of mandatory provisions of law, the Uniform Commercial Code as in effect in a jurisdiction other than New York) or the Personal Property Security Act in effect in each of the provinces or territories in Canada (other than Quebec) to the extent applicable), including the proceeds of inventory to the extent it also constitutes an account), “claims” as such term is defined in the Civil Code of Quebec to the extent applicable, book debts and any other existing or hereafter arising accounts receivable, lease receivables, finance receivables, service receivables and supply receivables and any property or assets (including equipment, inventory, software, leases and servicing contracts) related thereto.

“Receivables SPE” means a Subsidiary that is a special purpose entity that (a) borrows against Receivables or purchases, leases or otherwise acquires Receivables or sells, disposes, assigns, leases, conveys or otherwise transfers Receivables to one or more third party purchasers or another Receivables SPE in connection with a Qualified

Receivables Transaction or (b) engages in other activities that are necessary or desirable to effectuate the activities described in the definitions of Qualified Receivables Transaction or Third-Party Vendor Financing Program, or (c) is established or then used solely for the purpose of, and has no business other than, owning a Receivables SPE, servicing Receivables owned by a Receivables SPE, owning or holding title to the property or assets giving rise to such Receivables or any activities incidental thereto (including those described in the definitions of Qualified Receivables Transaction or Third-Party Vendor Financing Program).

“Register” has the meaning specified in Section 8.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 7.07.

“Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Commitments; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Commitments of such Lender at such time.

“Resignation Effective Date” has the meaning specified in Section 7.07.

“Responsible Officers” means the chief executive officer, any Financial Officer, the controller and the general counsel of the Borrower.

“Revolving Credit Agreement” means the Borrower’s Amended and Restated Credit Agreement dated as of March 18, 2014 with the lenders parties thereto and Citibank, N.A., as administrative agent, as amended, amended and restated or otherwise modified from time to time.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“SEC” means Securities and Exchange Commission.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Spin-Off” means the distribution, on a pro rata basis, by the Borrower to the Borrower’s shareholders of an amount of shares representing control (as defined in Section 368(c) of the Internal Revenue Code) of Spin-Co.

“Spin-Co” means a wholly-owned subsidiary that holds, directly or through its subsidiaries, the Borrower’s business process outsourcing business.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, or other business entity of which (or in which) (a) more than 50% of the issued and outstanding capital stock, securities or other ownership interests having ordinary voting power or (b) in the case of a partnership, more than 50% of the partnership interests, are, in each case, at the time directly or indirectly owned or Controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto.

“Termination Date” means the earlier of (a) April 1, 2016 or (b) the date of termination in whole of the Commitments pursuant to Section 2.05(a) or 6.01 or (c) as to any Lender who becomes a Defaulting Lender, the date of termination of such Defaulting Lender’s Commitment pursuant to Section 2.05(b).

“Third-Party Vendor Financing Program” means each and any arrangement by the Borrower or any Subsidiary of third-party vendor financing directly or indirectly for customers of the Borrower and its Subsidiaries, including (a) the sale of a financing business, (b) sales, dispositions, assignments, leases, licenses, conveyances or other transfers of all or any portion of the business of, and assets relating to the business of, providing billing, collection and other services in respect of finance, lease and other Receivables, (c) Qualified Receivables Transactions and (d) other arrangements for the indirect financing of Receivables wherein a third-party financier makes loans to Subsidiaries that are Finance SPEs in respect of Receivables generated by the Borrower and its Subsidiaries, whether generated prior to or during such arrangements and whether the relevant transaction is treated as on or off the Borrower’s consolidated balance sheet.

“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Commitment at such time minus (b) the aggregate principal amount of all Advances made by such Lender and outstanding at such time.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary of the Borrower in which more than 80% (90% in the case of PARC) of the Equity is at such time directly or indirectly owned by the Borrower, provided, however, that “Wholly-Owned Subsidiary” shall not include any Finance SPE.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect in the United States from time to time (“GAAP”), provided that (a) if there is any change in GAAP from such principles applied in the preparation of the audited financial statements referred to in Section 4.01(e) (“Initial GAAP”), that is material in respect of the calculation of compliance with the covenants set forth in Section 5.03, the Borrower shall give prompt notice of such change to the Agent and the Lenders, (b) if the Borrower notifies the Agent that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change in GAAP (or the application thereof) from Initial GAAP (or if the Agent or the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP (or the application thereof), then such provision shall be applied on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 133 and 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount not to exceed such Lender’s Unused Commitment. Each Borrowing shall be in an amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Once prepaid or repaid, the Advances hereunder may not be reborrowed.

SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 12:00 noon (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or email. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier or email in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Eurodollar Rate Advances and before 2:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Base Rate Advances, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower requesting the Borrowing at the Agent’s address referred to in Section 8.02.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than ten separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss (excluding loss of anticipated profits), cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02, and the Agent may, in reliance upon such assumption, make available to the Borrower requesting the Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to the Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, the higher of (A) the Federal Funds Rate or (B) the cost of funds incurred by the Agent in respect of such amount. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. [Reserved].

SECTION 2.04. Fees. (a) Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee on the aggregate amount of such Lender’s Unused Commitment from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable on the Termination Date, provided that no Defaulting Lender shall be entitled to receive any commitment fee (and the Borrower shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional Ratable Termination or Reduction. The Borrower shall have the right, upon at least two Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments of the Lenders, provided, however, that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b) Non-Ratable Reduction. The Borrower shall have the right, at any time, upon at least ten Business Days’ notice to a Defaulting Lender (with a copy to the Agent), to terminate in whole such Lender’s Commitments. Such termination shall be effective, (x) with respect to such Lender’s Unused Commitment, on the date set forth in such notice, provided, however, that such date shall be no earlier than ten Business Days after receipt of such notice and (y) with respect to each Advance outstanding to such Lender, in the case of Base Rate Advances, on the date set forth in such notice and, in the case of Eurodollar Rate, on the last day of the then current Interest Period relating to such Advance. Upon termination of a Lender’s Commitments under this Section 2.05(b), the Borrower will pay or cause to be paid all principal of, and interest accrued to the date of such payment on, Advances owing to such Lender and pay any accrued commitment fees payable to such Lender pursuant to the provisions of Section 2.04, and all other amounts payable to such Lender hereunder (including, but not limited to, any increased costs or other amounts owing under Section 2.11 and any indemnification for Taxes under Section 2.14); and upon such payments, the obligations of such Lender hereunder shall, by the provisions hereof, be released and discharged; provided, however, that such Lender’s rights under Sections 2.11, 2.14 and 8.04, and its obligations under Section 7.05 shall survive such release and discharge as to matters occurring prior to such date. The aggregate amount of the Commitments of the Lenders once reduced pursuant to this Section 2.05(b) may not be reinstated; provided, further, however, that if pursuant to this Section 2.05(b), the Borrower shall pay to a Defaulting Lender any principal of, or interest accrued on, the Advances owing to such Defaulting Lender, then the Borrower shall either (x) confirm to the Agent that the conditions set forth in Section 3.03(a) are met on and as of such date of payment or (y) pay or cause to be paid a ratable payment of principal and interest to all Lenders who are not Defaulting Lenders.

(c) The Commitments shall be automatically and permanently reduced on each date of receipt of (x) any Net Cash Proceeds by the Borrower or any of its Subsidiaries in connection with the Spin-Off, and (y) any other Net Cash Proceeds (other than the proceeds of (A) any borrowing under the Revolving Credit Agreement or (B) commercial paper, in each case made in the ordinary course of business) received by the Borrower in excess of $1,000,000,000, by an amount equal to the amount of such Net Cash Proceeds (or, in the case of clause (y) above, in the amount of such excess); provided that each such reduction of the Commitments shall be made ratably among the Lenders.

SECTION 2.06. Repayment of Advances. The Borrower shall repay to the Agent for the ratable account of each Lender on the Maturity Date the aggregate principal amount of the Advances made to it by such Lender and then outstanding; provided, however, that notwithstanding the foregoing and pursuant to the exercise of the rights of the Borrower pursuant to the next succeeding sentence, the Borrower shall repay such amounts to the Agent for the account of each Lender on the Extended Maturity Date. The Borrower may, upon not less than five Business Days’ notice to the Agent, elect (the “Extension Election”) to extend the Maturity Date (as determined by clause (a) of the definition thereof) to the date that is three months after the Maturity Date (such later date is the “Extended Maturity Date”); provided, that the Extension Election may not be exercised unless (i) the applicable conditions in Section 3.03 are satisfied on the date of notice of the Extension Election and on the Maturity Date and (ii) the Borrower shall have paid to the Agent for the account of the Lenders a fee equal to 0.25% of the aggregate principal amount of the Advances outstanding on the Maturity Date.

SECTION 2.07. Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) Base Rate in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full plus (y) the Applicable Margin in effect from time to time.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent shall, upon the request of the Required Lenders, require the Borrower to pay interest (“Default Interest”) on (i) the overdue principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.08. Interest Rate Determination. (a) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii).

(b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (ii) the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) the Borrower will, on the last day of the then-existing Interest Period therefor, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(f) If Reuters Screen LIBOR01 Page (or any successor page) is unavailable for any Eurodollar Rate Advance,

(i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.09. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion in the case of a Conversion to Eurodollar Rate Advances and not later than 11:00 A.M. (New York City time) on the date of the proposed Conversion in the case of a Conversion to Base Rate Advances and subject to the provisions of Sections 2.08, 2.12 and 8.04(c), Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.10. Prepayments of Advances. (a) Optional. The Borrower may, upon notice at least three Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 12:00 noon (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of Advances shall be in an aggregate principal amount of not less than $10,000,000 or a Borrowing Multiple in excess thereof, and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

(b) Mandatory. (i) The Borrower shall, on the date of receipt of (x) any Net Cash Proceeds by the Borrower or any of its Subsidiaries in connection with the Spin-Off, and (y) any other Net Cash Proceeds (other than the proceeds of (A) any borrowing under the Revolving Credit Agreement or (B) commercial paper, in each case made in the ordinary course of business) in excess of $1,000,000,000, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings in an amount equal to the amount of such Net Cash Proceeds (or, in the case of clause (y) above, in the amount of such excess).

(ii) Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurodollar Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 8.04(c). The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrower and the Lenders.

SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change after the Effective Date in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), (A) there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, (B) any Lender or its Applicable Lending Office is subjected to any Taxes, or there shall be a change the basis of taxation of payments to such Lender (other than with respect to Taxes for which Lenders are indemnified under Section 2.14 and Excluded Taxes as to both of which Section 2.14 shall govern), or (C) there shall be imposed, modified or deemed applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) that becomes effective after the Effective Date, or any change in any such existing law, regulation, guideline or request, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of such type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) Notwithstanding anything to the contrary in this Section 2.11, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any amounts incurred more than 270 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 270-day period shall be extended to include the period of such retroactive effect.

(d) For the avoidance of doubt, for purposes of this Section 2.11, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority ) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand be Converted into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.13. Payments and Computations. (a) The Borrower shall make each payment required to be made by it hereunder, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.04(b), 2.11, 2.14 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender by the Borrower is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(c) All computations of interest based on the Base Rate (other than when the Base Rate is determined by reference to the Federal Funds Rate or the Eurodollar Rate) shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the higher of (i) the Federal Funds Rate or (ii) the cost of funds incurred by the Agent in respect of such amount.

SECTION 2.14. Taxes. (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all Indemnified Taxes. If the Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder, excluding, however, such taxes imposed as a result of an assignment (other than an assignment that occurs as a result of the Borrower’s demand) or participation (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Indemnified Taxes or Other Taxes imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor. The written demand shall include the original or a copy of a receipt or a demand issued by the relevant governmental authority evidencing such payment or demanding such payment, together with a certificate setting forth the amount of such Indemnified Taxes or Other Taxes and, in reasonable detail, the calculation and basis for such Indemnified Taxes or Other Taxes.

(d) Within 30 days after the date of any payment of Indemnified Taxes by the Borrower to a governmental authority, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.

(e) (i) Each Lender that is a United States person, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower, shall provide each of the Agent and the Borrower with two duly completed original Internal Revenue Service Forms W-9 or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from United States withholding tax on payments pursuant to this Agreement or the Notes. For purposes of this subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(ii) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower, shall provide each of the Agent and the Borrower with two duly completed original Internal Revenue Service Forms W-8BEN-E, W-8ECI or W-8IMY, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes.

(iii) If a payment made to a Lender would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower, at the time or times prescribed by law and at such time or times reasonably requested in writing by the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(f) Should a Lender become subject to Excluded Taxes because of its failure to deliver a form, certificate or other document described in Section 2.14(e), the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Excluded Taxes.

(g) Any Lender that is entitled to an exemption from or reduction of withholding tax imposed by any jurisdiction other than the United States (a “Foreign Jurisdiction”) with respect to payments under this Agreement shall deliver to the relevant Borrower (with a copy to the Agent) within 15 Business Days following receipt of the written notice referred to below, such properly completed and executed documentation as is reasonably requested by the Borrower or the Agent in order to permit such payments to be made with the benefit of such exemption or reduction (and shall make application to the relevant governmental authority for exemption or reduced rates if it is the party required by law to do so), provided, however, that such Lender has received written notice from the Borrower or the Agent identifying the requirements for such exemption or reduction, supplying all applicable documentation and specifying the time period within which documentation is to be provided under this Section 2.14(g) (or such application is to be made). Without limiting the Lenders’ obligations under the preceding sentence, each Lender agrees that it will, without material cost or other material disadvantage (as determined in such Lender’s good faith judgment), cooperate with the Borrower to minimize the applicable withholding tax burdens in such Foreign Jurisdiction. If any Lender becomes subject to any Tax because it fails to comply with this Section 2.14(g), the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Tax. The Agent agrees that it will provide administrative and ministerial assistance to each relevant Borrower with respect to any payments made by the Borrower to the Lenders, and the calculation, reporting, withholding and remitting of any Taxes imposed by such Foreign Jurisdiction to the appropriate governmental authority. Notwithstanding the foregoing, (i) the Borrower shall retain primary responsibility for ascertaining the requirements of applicable law and providing to the Lenders the written notice described in the first sentence of this Section 2.14(g), and (ii) no failure by the Agent to meet any obligations under this Section 2.14(g) shall operate to excuse the Borrower from its obligations to the Lenders under this Section 2.14(g). In all events, as between the Borrower and the Agent, the Borrower shall make all final decisions concerning whether payments to a Lender are subject to any withholding.

(h) If the Agent or a Lender (or an assignee) determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund plus any interest received from the governmental authority, to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender (or assignee).

SECTION 2.15. Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time hereunder, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries, including the repayment of existing Debt.

SECTION 2.18. [Reserved].

SECTION 2.19. [Reserved].

SECTION 2.20. Defaulting Lenders. (a) [Reserved]

(b) [Reserved].

(c) No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.20, performance by the Borrower of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.20. The rights and remedies against a Defaulting Lender under this Section 2.20 are in addition to any other rights and remedies which the Borrower, the Agent or any Lender may have against such Defaulting Lender.

(d) If the Borrower and the Agent agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Ratable Share, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(e) Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest, commitment fees or other amounts received by the Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be reasonably determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Agent; third, if so reasonably determined by the Agent and the Borrower, to be held in a pledged account and released in order to satisfy obligations of such Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the applicable conditions set forth in Article III were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender and provided further that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 2.21. Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.21(a), or if any Lender is a Defaulting Lender or a Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 8.01 and (ii) has been approved by the Required Lenders (a “Non-Approving Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.14) and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Agent shall have received the assignment fee (if any) specified in Section 8.07;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 8.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Approving Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness. This Agreement shall become effective on the first date (the “Effective Date”) on which the following conditions have been satisfied:

(a) Except for the Disclosed Matters, no Material Adverse Change shall have occurred and be continuing since December 31, 2015.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) except for the Disclosed Matters, could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(c) The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

(d) The Borrower shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent (but not other Lenders)) required to be paid by it.

(e) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) No event has occurred and is continuing that constitutes a Default.

(f) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(i) The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

(ii) Certified copies of the resolutions of the board of directors or other governing body of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate or similar action and governmental approvals, if any, with respect to this Agreement and the Notes to be delivered by it.

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes to be delivered by it and the other documents to be delivered hereunder.

(iv) Favorable opinions of (A) Nixon Peabody LLP, counsel for the Borrower, and (B) Don H. Liu, General Counsel of the Borrower, substantially in the form of Exhibits D-1 and D-2 hereto, respectively.

SECTION 3.02. [Reserved].

SECTION 3.03. Conditions Precedent to Each Borrowing and Extension Election. The obligation of each Lender to make an Advance on the occasion of each Borrowing and each extension of the Maturity Date pursuant to Section 2.06 shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or the Extension Election (as the case may be) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Extension Election and the acceptance by the Borrower of the proceeds of such Borrowing or such extension shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or such extension such statements are true):

(i) the representations and warranties contained in Section 4.01 (except, in the case of Borrowings, the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are correct on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true on and as of such earlier date), before and after giving effect to such Borrowing or such extension and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii) no event has occurred and is continuing, or would result from such Borrowing or such extension or from the application of the proceeds therefrom, that constitutes a Default.

SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The Borrower is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization.

(b) The execution, delivery and performance by the Borrower of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate or similar powers, have been duly authorized by all necessary corporate or similar action, and do not contravene (i) the Borrower’s organizational documents or by-laws, (ii) any law applicable to the Borrower or (iii) any indenture or other agreement governing Debt or other material agreement or other instrument binding upon the Borrower, any of its Subsidiaries or any of their properties, or give rise to a right thereunder to require the Borrower or any of its Subsidiaries to make any payment thereunder.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes to be delivered by it, except as have been obtained or made and are in full force and effect or where the failure to obtain the same would not have a Material Adverse Effect.

(d) This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes to which it is a party, when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2015, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. Except for the Disclosed Matters, no Material Adverse Change has occurred and is continuing since December 31, 2015.

(f) There is no pending or, to the Borrower’s knowledge, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) except for the Disclosed Matters, could reasonably be expected to result in a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(g) Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or 5.02(d) or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(d) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(h) The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i) No information, exhibit or report furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement (as modified or supplemented by other information so furnished, when taken together as a whole and with the Disclosed Matters) contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading in any material respect, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time, it being recognized by the Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material.

(j) The Borrower has implemented and maintains in effect policies and procedures developed in accordance with standard industry practice and designed to reasonably ensure compliance by the Borrower, its Subsidiaries and their respective officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and, to the knowledge of the Borrower, their respective employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective officers, or (b) to the knowledge of the Borrower, their respective employees or any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(k) The Borrower is not an EEA Financial Institution.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (x) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained or (y) as to which failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the extent it determines in its good faith reasonable business judgment that such insurance is consistent with prudent business practice.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the foregoing shall not prohibit (i) any merger or consolidation permitted under Section 5.02(b) or any liquidation or dissolution of any Subsidiary, or (ii) failures (other than with respect to the existence of the Borrower) that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(e) Visitation Rights. At any reasonable time and from time to time during normal business hours, permit the Agent or any of the Lenders or any agents or representatives thereof (other than financial advisors or similar persons), to examine and make abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants (in the presence of the officers of the Borrower or such Subsidiary); provided that (a) except as provided in Section 8.04 hereof, any inspection by any Lender or the Agent or any such representative shall be at such Lender’s or the Agent’s own expense, as applicable, (b) the Lenders shall coordinate the timing of their inspections and provide reasonable notice thereof and (c) unless an Event of Default shall have occurred and be continuing, such inspections, visitations and/or examinations shall be limited to once during any calendar year for each Lender.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made in a manner sufficient to enable the Borrower to prepare consolidated financial statements in accordance with GAAP.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where all failures to do so could not reasonably be expected to have a Material Adverse Effect.

(h) Transactions with Affiliates. Conduct, and cause each of its Wholly-Owned Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms no less favorable in any material respect to the Borrower or such Subsidiary than it would obtain in its good faith judgment in a comparable arm’s-length transaction with a Person not an Affiliate, except for: (i) transactions between the Borrower and its Subsidiaries or between the Borrower’s Subsidiaries; (ii) any compensation or similar arrangements approved by the board of directors or other governing body of the Borrower or the respective Subsidiary or entered into in the ordinary course of business; (iii) issuances of Equity Securities of the Borrower; (iv) transactions existing on the Effective Date; and (v) transactions with Fuji Xerox, any Finance SPE or any Subsidiary, joint venture or other arrangement created in connection with any Third-Party Vendor Financing Program or any other receivables financing, and the provision of billing, collection and other services in connection with the foregoing.

(i) Reporting Requirements. Furnish to the Agent for distribution to each Lender:

(i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by a Financial Officer as having been prepared in accordance with GAAP and a certificate of a Financial Officer (x) certifying whether or not any Responsible Officer has knowledge as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (y) setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03;

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion without qualification by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing and a certificate of a Financial Officer (x) certifying whether or not any Responsible Officer has knowledge as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (y) setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03;

(iii) promptly after a Responsible Officer has knowledge of the occurrence of each Default continuing on the date of such statement, a statement of a Financial Officer setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv) promptly after the filing thereof, copies of all periodic reports, proxy statements and current reports on Form 8-K that the Borrower files with the SEC;

(v) promptly after a Responsible Officer has knowledge of the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and

(vi) such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or regarding compliance with this Agreement, as any Lender through the Agent may from time to time reasonably request;

The Borrower shall be deemed to have delivered the financial statements and other information referred to in subclauses (i), (ii), (iv) and (v) of this Section 5.01(i), when (A) such SEC filings, financials or other information have been posted on the Internet website of the SEC (http://www.sec.gov) or on the Borrower’s own internet website as previously identified to the Agent and Lenders and (B) the Borrower has notified the Agent by electronic mail of such posting. If the Agent or a Lender requests such SEC filings, financial statements or other information to be delivered to it in hard copies, the Borrower shall furnish to the Agent or such Lender, as applicable, such statements accordingly, provided that no such request shall affect that such SEC filings, financial statements or other information have been deemed to have been delivered in accordance with the terms of the immediately preceding sentence.

(j) Covenant to Guarantee Obligations. (i) On any date after the Effective Date that any Domestic Subsidiary incurs any Debt of the types described in clause (g) or (h) of the definition of “Debt” in respect of Guaranteed Debt (as defined in the definition of “Debt”) for borrowed money of the Borrower having an outstanding principal amount of more than $100,000,000, or (ii) on any date after the Effective Date following a written request by the Borrower to the Agent stating the Borrower’s intention to add a Guarantor hereunder, then the Borrower shall, at its own expense:

(A) promptly and in any event within 10 Business Days after such incurrence, cause each such Domestic Subsidiary to duly execute and deliver to the Agent a guaranty, in form and substance reasonably satisfactory to the Agent, guaranteeing the obligations of the Borrower under this Agreement and the Notes (x) in the case of clause (i) above, to the same extent as such Domestic Subsidiary guarantees such Guaranteed Debt for borrowed money of the Borrower, or (y) in the case of clause (ii) above, pursuant to a guaranty that is substantially similar to Article VII hereof and in form and substance reasonably satisfactory to the Agent; and

(B) upon the request of the Agent in its sole discretion, deliver to the Agent within 30 days after such request a signed copy of a favorable opinion, addressed to the Agent and the Lenders, of counsel for such Domestic Subsidiary reasonably acceptable to the Agent as to such guaranties, guaranty supplements, being legal, valid and binding obligations of each Domestic Subsidiary party thereto enforceable in accordance with their terms.

provided, however, that any guaranty by a Domestic Subsidiary shall be terminated upon the request of the Borrower delivered to the Agent, provided that any guaranty delivered in accordance with Section 5.01(j)(i) shall be terminated only upon delivery by the Borrower to the Agent of evidence of (x) the payment in full and satisfaction of all of the obligations relating to the Guaranteed Debt for borrowed money of the Borrower that caused the incurrence of Debt by such Domestic Subsidiary or (y) the release and discharge in full of the guaranty in respect of such Guaranteed Debt.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Material Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Material Subsidiaries to assign, any right to receive income, in each case to secure Debt of any Person, other than:

(i) Permitted Liens;

(ii) (x) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto and (y) other Liens existing on the Effective Date that secure Debt existing on the Effective Date the aggregate outstanding principal amount of which does not exceed $50,000,000;

(iii) Liens under any Qualified Receivables Transaction or Third-Party Vendor Financing Programs;

(iv) purchase money Liens upon or in any real property, equipment or any fixed or capital assets acquired or held by the Borrower or any Material Subsidiary to secure the purchase price of such property, equipment or assets or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of such property, equipment or assets, in each case created within 180 days of any such acquisition or the completion of such construction or improvement, or Liens existing on such property, equipment or assets at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property), or Liens securing capital lease obligations;

(v) any Lien existing on any property before the acquisition thereof by the Borrower or any Subsidiary of the Borrower, and Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Material Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary;

(vi) other Liens securing Debt which does not exceed (without duplication) at the time such Lien is created an aggregate principal amount of $500,000,000 outstanding, provided that Liens permitted under this clause (vi) together with Debt permitted under Section 5.02(c)(viii) below shall not exceed (without duplication) an aggregate principal amount of $750,000,000 at any time outstanding;

(vii) the replacement, extension or renewal of any Lien permitted by clause (ii), (iv) or (v) above upon or in the same property theretofore subject thereto, provided that the replacement, extension or renewal of the Debt secured thereby shall have occurred without any (A) increase in the amount thereof other than to finance fees and expenses incurred in connection with such extension, renewal, refinancing or replacement, or (B) change in any direct or contingent obligor thereunder;

(viii) Liens securing Debt owing to the Borrower or any of its Subsidiaries;

(ix) Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business securing obligations under Hedge Agreements designed solely to protect the Borrower or any of its Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(x) Liens in favor of customs and revenue authorities arising in the ordinary course of business and as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xi) Liens consisting of any rights retained by a seller or shipper of goods in such goods prior to receipt of payment therefor during the shipment of such goods from the seller to the buyer;

(xii) Liens consisting of the rights of consignors of goods, whether or not perfected;

(xiii) Liens in favor of lessors securing obligations (not constituting Debt) under operating leases;

(xiv) any financing statement reflecting a security interest that would otherwise be permitted under this Section 5.02(a); and

(xv) Liens on the assets of Spin-Co or a Subsidiary thereof, including the proceeds of any Debt permitted under Section 5.02(c)(xv), securing any such Debt.

(b) Mergers, Etc. Merge or consolidate with or into any Person, or permit any of its Material Subsidiaries to do so, except:

(i) mergers between the Borrower and its Subsidiaries in which the Borrower is the surviving entity;

(ii) mergers between Subsidiaries of the Borrower;

(iii) mergers with a third-party in which the Borrower is the surviving entity or where the surviving entity is, or becomes, a Subsidiary of the Borrower;

(iv) mergers of a Subsidiary of the Borrower with a third-party as part of a sale or other disposition of all or any part of such Subsidiary not prohibited by Section 5.02(d); and

(v) liquidations of any Subsidiary of the Borrower;

provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Subsidiary Debt. Permit any of its Wholly-Owned Subsidiaries that are not Guarantors to create or suffer to exist any Debt, other than:

(i) Debt in connection with Qualified Receivables Transactions and Third-Party Vendor Financing Programs;

(ii) Debt existing on the Effective Date;

(iii) Debt owed to the Borrower or to any Subsidiary of the Borrower;

(iv) Debt (including, without limitation, capital leases) incurred solely for the purpose of financing the acquisition, construction or improvement of any real property, business, equipment or fixed or capital asset acquired or held by the Borrower or any Subsidiary, in each case incurred within 180 days of any such acquisition, construction or improvement;

(v) Debt secured by Liens permitted under Section 5.02(a)(v) and Debt existing at the time any Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower;

(vi) Debt incurred by Foreign Subsidiaries for working capital purposes or otherwise in the ordinary course of business (but excluding, in any event, any public capital markets Debt);

(vii) Debt in respect of acceptances, letters of credit or similar extensions of credit that (A) do not support obligations for borrowed money prohibited hereby and (B) are not drawn upon (or, if drawn upon, are reimbursed within five Business Days following payment thereof);

(viii) other Debt which, together with Debt secured by Liens permitted under Section 5.02(a)(vi) above, does not exceed (without duplication) at the time such Debt is incurred an aggregate principal amount of $750,000,000 outstanding;

(ix) indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(x) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within five Business Days of incurrence;

(xi) Debt under direct or indirect guarantees in respect of, or obligations (contingent or otherwise) to purchase or acquire, or otherwise to assure a creditor against loss in respect of, Debt of another Wholly-Owned Subsidiary of the Borrower not prohibited by this Section 5.02(c);

(xii) Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Debt existing or permitted to be incurred under clauses (ii), (iv) and (v) above or Debt incurred by a Finance SPE, provided that such extension, renewal, refinancing or replacement shall have occurred without (A) increase in the amount thereof other than to finance fees and expenses incurred in connection with such extension, renewal, refinancing or replacement, or (B) unless the Debt extending, renewing, refinancing or replacing secured Debt is unsecured, any change in any direct or contingent obligor thereunder;

(xiii) Debt under this Agreement and the Notes;

(xiv) Debt of the type permitted to be secured under Section 5.02(a)(ix) (whether or not secured by Liens); and

(xv) Debt incurred by Spin-Co or a Subsidiary thereof in connection with the Spin-Off.

(d) Sale of All or Substantially All Assets. Sell, lease, transfer or otherwise dispose of all or substantially all of its assets, in each case for the Borrower and the Borrower and its Subsidiaries taken as a whole, except in connection with (i) a transaction authorized by Section 5.02(b) or (ii) any Qualified Receivables Transaction or Third-Party Vendor Financing Programs. For the avoidance of doubt, the Borrower and its Subsidiaries may sell inventory and excess, damaged, obsolete or worn-out assets, in each case in the ordinary course of business.

(e) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Material Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Material Subsidiaries (x) to create or permit to exist any Lien on any of its property or (y) to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make investments in, the Borrower or any Material Subsidiary of the Borrower (including through a covenant restricting dividends, loans, asset transfers or investments or a financial covenant which has the effect thereof), except (i) restrictions, limitations, conditions and prohibitions existing on the Effective Date, (ii) restrictions, limitations, conditions and prohibitions under or imposed by any indenture, agreement or instrument existing on the Effective Date (including this Agreement) and any similar indentures, agreements or instruments to the extent such restrictions, limitations conditions and prohibitions are no more restrictive than those set forth in such existing indentures, agreements or instruments, (iii) any agreement in effect at the time a Person first became a Material Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Material Subsidiary of the Borrower, (iv) any restrictions consisting of customary provisions restricting assignment, subletting or other transfers contained in leases, licenses and joint ventures and other agreements so long as such restrictions do not extend to assets other than those that are the subject of such lease, license, joint venture or other agreement, (v) restrictions with respect to any asset or Subsidiary of the Borrower pending the close of the sale of such asset or such Subsidiary, (vi) any restriction or encumbrance on the transfer of any assets subject to the Liens permitted by Section 5.02(a), (vii) any restriction or encumbrance imposed by applicable law, regulation, court order, rule or decree (including at the direction of any regulatory agency or department), or (viii) restrictions, limitations, conditions and prohibitions imposed in respect of the types of assets subject to, and any other restrictions consisting of customary provisions in connection with, any Third-Party Vendor Financing Program or any Qualified Receivables Transaction.

(f) Change in Nature of Business. Engage, together with its Wholly-Owned Subsidiaries (other than IP Companies), in any business as their principal lines of business, taken as a whole, other than the principal lines of business engaged in by the Borrower and its Subsidiaries, taken as a whole, on the Effective Date and similar or related businesses. For purposes of the foregoing, “IP Company” means any Person, whether now existing or hereafter formed, in which the Borrower or any of its Wholly-Owned Subsidiaries owns or acquires any Equity Interests, which Person has, as its sole primary business, one or more of the following: (i) research and development, (ii) the generation or management of intellectual property, (iii) the commercialization or maximization of the value of intellectual property developed by or transferred to such Person by the Borrower or one or more of its Wholly-Owned Subsidiaries, and (iv) activities incidental thereto.

(g) Use of Proceeds. Request any Borrowing, or knowingly use, or permit its Subsidiaries or its or their respective directors, officers, employees and agents to knowingly use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the material violation of any Sanctions applicable to any party hereto.

SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, with respect to each Fiscal Quarter occurring after the Effective Date:

(a) Leverage Ratio. Maintain a ratio of Debt for Borrowed Money as of the end of such Fiscal Quarter to Consolidated EBITDA for the period of four Fiscal Quarters then ended of not greater than 3.75:1.

(b) Interest Coverage Ratio. Maintain a ratio of Consolidated EBITDA to Consolidated Interest Expense, in each case for the period of four Fiscal Quarters then ended of not less than 3.00:1.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by the Borrower herein or in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) (with respect to the Borrower), (h), (i)(iii) or (i)(v), 5.02 or 5.03, (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(i)(i), (ii), (iv) or (vi) if such failure shall remain unremedied for five Business Days after written notice thereof shall have been given to the Borrower by the Agent at the request of any Lender, or (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent at the request of any Lender; or

(d) The Borrower or any of its Wholly-Owned Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount, or net obligations in respect of Hedge Agreements, of at least $100,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Wholly-Owned Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt or Hedge Agreement obligations and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or Hedge Agreement obligations; or any such Debt or Hedge Agreement obligations shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption, or in the case of secured Debt that becomes due as a result of a voluntary sale or transfer of the property securing such Debt), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt or Hedge Agreement obligations shall be required to be made (other than in the case of secured Debt that becomes due as a result of a voluntary sale or transfer of the property securing such Debt), in each case prior to the stated maturity thereof; or

(e) The Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Judgments or orders for the payment of money in excess of $100,000,000 in the aggregate shall be rendered against the Borrower or any of its Wholly-Owned Subsidiaries and either (i) enforcement proceedings to attach or levy upon any assets of the Borrower or its Wholly-Owned Subsidiaries shall have been commenced by any creditor to enforce such judgment or order or (ii) such judgment or order shall not be discharged and there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be subject to this Section 6.01(f) to the extent and for so long as (x) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (y) such insurer, which shall be rated at least “A-” by A.M. Best Company, has been notified of, and has not denied in writing the claim made for payment of, the amount of such judgment or order; or

(g) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower, together with individuals who were either (x) elected by a majority of the remaining members of the board of directors of the Borrower, (y)

nominated for election by a majority of the remaining members of the board of directors of the Borrower or (z) appointed by directors so nominated, shall cease for any reason to constitute a majority of the board of directors of the Borrower; or

(h) The Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $100,000,000 in the aggregate in any year as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENT

SECTION 7.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints JPMorgan to act on its behalf as the Agent hereunder and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02. Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03. Exculpatory Provisions. (a) The Agent shall not have any duties or obligations except those expressly set forth herein, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 6.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by the Borrower or a Lender.

(c) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

SECTION 7.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05. Indemnification. (a) Each Lender severally agrees to indemnify the Agent, in its capacity as such (to the extent not reimbursed by the Borrower), from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

(b) The failure of any Lender to reimburse the Agent promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. The Agent agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 7.05 that are subsequently reimbursed by the Borrower.

SECTION 7.06. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 7.07. Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, provided that, unless an Event of Default has occurred and is continuing, such successor Agent shall be reasonably satisfactory to the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Agent and appoint a successor, provided that, unless an Event of Default has occurred and is continuing, such successor Agent shall be reasonably satisfactory to the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder (except that in the case of any collateral security held by the Agent on behalf of the Lenders under this Agreement, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

SECTION 7.08. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder.

SECTION 7.09. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Agent or a Lender hereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all affected Lenders, do any of the following: (a) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder; (b) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder other than in accordance with Section 2.06; (c) increase the Commitments of the Lenders; (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder; (e) release any guarantor from its obligations under its guaranty (except as expressly provided therein) or (f) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder, except that (a) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (b) the principal amount of any Advances outstanding to such Defaulting Lender may not be waived, forgiven or reduced without such Lender’s consent (unless all Lenders affected thereby are treated similarly) and (c) the final maturity date(s) of such Defaulting Lender’s Advances or any other extensions of credit or obligations of the Borrower owing to such Defaulting Lender may not be extended without such Defaulting Lender’s consent.

SECTION 8.02. Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower, to it at 45 Glover Avenue, Norwalk, Connecticut 06850, Attention of Vice President and Treasurer (Telephone No. 203-849-2664);

(ii) if to the Agent, to JPMorgan at 500 Stanton Christiana Road, Ops 2, 3rd Floor Newark, Delaware 19713, Attention of Loan and Agency Services Group (Fax No. 1 (302) 634-3301));

(iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent and its Related Parties (collectively, the “Agent Parties”) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent Parties have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to this Agreement or the transactions contemplated herein which is distributed to the Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all documented reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all out-of-pocket costs and expenses of the Agent and the Lenders, if any, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

(b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses (other than lost profits), liabilities and documented out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 2.21 or (ii) as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses (other than lost profits), costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default under Section 6.01(a) or (b) (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower or the Borrower against any and all of the obligations of the Borrower or the Borrower now or hereafter existing under this Agreement to such Lender and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower or the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders (and any other attempted assignment or transfer by any party hereto shall be null and void).

SECTION 8.07. Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five Business Days after having received notice thereof; and

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the

Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 7.05 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 8.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 8.04(c) and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(e) (it being understood that the documentation required under Section 2.14(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a

Participant’s interest in any commitments, loans or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 8.08. Confidentiality. Neither the Agent nor any Lender may disclose to any Person any Company Information (as defined below), except that each of the Agent and each of the Lenders may disclose Company Information (i) to its and its affiliates’ employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and instructed to keep such Company Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.08, to any assignee or Participant or prospective assignee or Participant or to any credit insurance provider, direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, (vii) to the extent such Company Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.08 by the Agent or such Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Borrower, the Agent or another Lender, (viii) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrower received by it from the Agent or any Lender, (ix) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Advances and (x) with the consent of the Borrower.

For the purposes of this Section, “Company Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Company Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Company Information as such Person would accord to its own confidential information.

SECTION 8.09. [Reserved].

SECTION 8.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.12. [Reserved].

SECTION 8.13. Jurisdiction, Etc. (a) Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction. The Borrower hereby further irrevocably consent to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address set forth in Section 8.02.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.14. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 8.15. No Fiduciary Duties. The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and its Affiliates, on the one hand, and the Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Lenders and or respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 8.16. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement, any Note or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 8.17. Waiver of Jury Trial. Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

XEROX CORPORATION

By
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Agent

By
Name:
Title:

[Xerox Credit Agreement Signature Page]

Lenders

JPMORGAN CHASE BANK, N.A., as a Lender

By
Name:
Title:

BANK OF AMERICA, N.A.

By
Name:
Title:

BNP PARIBAS

By
Name:
Title:

By
Name:
Title:

CITIBANK, N.A.

By
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By
Name:
Title:

By
Name:
Title:

[Xerox Credit Agreement Signature Page]

GOLDMAN SACHS BANK USA

By
Name:
Title:

MIZUHO BANK, LTD.

By
Name:
Title:

[Xerox Credit Agreement Signature Page]

SCHEDULE I

COMMITMENTS

Name of Initial Lender	Commitment

JPMorgan Chase Bank, N.A.	$142,857,142.90
Bank of America, N.A.	$142,857,142.85
BNP Paribas	$142,857,142.85
Citibank, N.A.	$142,857,142.85
Credit Suisse AG, Cayman Islands Branch	$142,857,142.85
Goldman Sachs Bank USA	$142,857,142.85
Mizuho Bank, Ltd.	$142,857,142.85

Total:	$1,000,000,000

Schedule 5.02(a) – Liens Existing as of December 31, 2015

Entity	Asset Description	Debt Description	Third Party	Reported Amount
DMO
LL10421 XEROX PARTICIPACOES LTDA (BRAZIL)	Deposit on escrow account on banks	Judicial court normally asks for a guarantee to keep litigation. This guarantee is given through what we call as “legal deposit”. The company who is litigating has to deposit the amount litigated on a Brazilian Bank. With this money deposit, the bank opens an escrow account controlled by the court. Only by judicial order this account may be moved and when there is a conclusion of the litigation, the judge authorizes the winner to withdraw the money deposited.	Brazilian Federal Government	3,902,641
LL10429 XEROX COMERCIO E INDUSTRIA LTDA	Deposit on escrow account on banks	Judicial court normally asks for a guarantee to keep litigation. This guarantee is given through what we call as “legal deposit”. The company who is litigating has to deposit the amount litigated on a Brazilian Bank.With this money deposit, the bank opens an escrow account controlled by the court. Only by judicial order this account may be moved and when there is a conclusion of the litigation, the judge authorizes the winner to withdraw the money deposited.	Brazilian Government	50,390,810

Entity	Asset Description	Debt Description	Third Party	Reported Amount
LL10429 XEROX COMERCIO E INDUSTRIA LTDA	Deposit on escrow account on banks	Judicial court normally asks for a guarantee to keep litigation. This guarantee is given through what we call as “labor deposit” claimed from former-employee. Only by judicial order this account may be moved and when there is a conclusion of the litigation, the judge authorizes the winner to withdraw the money deposited.	Various single person	16,152,509
LL10421 XEROX PARTICIPACOES LTDA (BRAZIL)	Deposit on escrow account on banks	Judicial court normally asks for a guarantee to keep litigation. This guarantee is given through what we call as “labor deposit” claimed from former-employee. Only by judicial order this account may be moved and when there is a conclusion of the litigation, the judge authorizes the winner to withdraw the money deposited.	Various single person/ Companies	5,765
LL10429 XEROX COMERCIO E INDUSTRIA LTDA	Deposit on escrow account on banks	Judicial court normally asks for a guarantee to keep litigation. This guarantee is given through what we call as “legal deposit”. The company who is litigating has to deposit the amount litigated on a Brazilian Bank. With this money deposit, the bank opens an escrow account controlled by the court. Only by judicial order this account may be moved and when there is a conclusion of the litigation, the judge authorizes the winner to withdraw the money deposited.	Various single person/ Companies	1,170,224

2

Entity	Asset Description	Debt Description	Third Party	Reported Amount
LL10429 XEROX COMERCIO E INDUSTRIA LTDA	Accounts Receivable	Pledged receivables from GDO contracts to cover $R 31.5M (ICMS claim). No cash retention on these contracts	Rio de Janeiro Government	10,555,851
LL10429 XEROX COMERCIO E INDUSTRIA LTDA	Fixed Assets	Fiscal Guarantee	Brazilian Government	3,189,936
LL10429 XEROX COMERCIO E INDUSTRIA LTDA	Performance Bond	LOC with Banks and Insurance Company to support performance bond to customer	Aurea Insurance Co / J Malucelli / CHUBB Insurance	534,201
LL10429 XEROX COMERCIO E INDUSTRIA LTDA	Insurance Bond	Supports taxes claims in order to avoid cash consumption	CHUBB Insurance	79,888,098
LL10429 XEROX COMERCIO E INDUSTRIA LTDA	Letter of Credit	Deposit on file with Banks to support legal claims, in order to avoid consumption of Cash with deposits.	Mainly Banks as Itau, Citi and Santander	129,163,178
North America
Xerox Corporation (PS&SCO) (XSSG)	Project Yankee (warehouse conveyer sys and software)	Capital Lease	Exel, Inc.	0

3

Entity	Asset Description	Debt Description	Third Party	Reported Amount
XSSG Global Purchasing	Facility and process development	Solid Ink DMU Rollers	ACM	0
XSSG Global Purchasing	Facility and equipment	Jupiter Transfix Rollers	Boetcher	0
XSSG Global Purchasing	Machining equipment	Jupiter Drums	Floturn	0
Xerox Corporation (CRE&GS)	Capital lease of research lab and office building located at 3406 Hillview Ave. Palo Alto, CA (63652 sq. ft) lease termination date 5/30/2018	Capital Lease - First mortgage on real property held by Hartford Life Insurance Co.	Minhill Associates, LP - owner of real property Hartford Life Insurance mortgagee	1,390,909
Xerox Corporation (CRE&GS)	Capital lease on XRX2 building (NY500)	Capital Lease	100 S. Clinton LLC, a real estate development and property management company	36,401,701
Xerox Corporation	Letter of Credit	Letter of Credit posted with ACE Insurance to guarantee payments of outstanding WC claims for 2004-2005 years, GL/AL claims for the 2001-2005 years and non-US auto claims	Scotiabank	17,459,835
Xerox Corporation	Letter of Credit	Letter of Credit posted with Zurich Insurance to guarantee payments of outstanding GL/AL/WC claims for the 2000 year and prior; Letter of Credit posted with ACE Insurance to guarantee payments of outstanding WC, GL, AL claims	Citibank (unsecured)	1,165,000

4

Entity	Asset Description	Debt Description	Third Party	Reported Amount
Xerox Corporation	Letter of Credit	Letter of Credit posted with Zurich Insurance to guarantee payments of outstanding GL/AL/WC claims for the 2000 year and prior; Letter of Credit posted with ACE Insurance to guarantee payments of outstanding WC, GL, AL claims	Lloyds Bank (unsecured)	26,017,356
Xerox Corporation	Letter of Credit	Letter of Credit posted with Zurich Insurance to guarantee payments of outstanding GL/AL/WC claims for the 2000 year and prior; Letter of Credit posted with ACE Insurance to guarantee payments of outstanding WC, GL, AL claims	Deutsch Bank (unsecured)	25,404,328
XEROX CANADA LTD.	Security Interest	Registration No. 20120104143417938894	HSBC Bank Canada	100,000
Europe
LD10469 Xerox N.V.	Restricted Cash	Lease Guarantee & Performance Guarantee re Govt contracts (Warrenties against bids)	Government	1,548,655
Xerox AS (Norway) (Div) LD10485	Restricted Cash	Employee Income Tax (PAYE)	Handelsbanken	0
Xerox Bulgaria EOOD (LD10492)	Restricted Cash	Overdraft/Bank guarantee	Citibank	0

5

Entity	Asset Description	Debt Description	Third Party	Reported Amount
Xerox Egypt SAE Marketing Division (LD10565)	Restricted Cash	Open account with Vendor Finance Partner	Incolease	566,013
Xerox Limited - Eurasia Offshore Div (LD10574)	Restricted Cash	Bank guarantee	Government	0
LL10331 - Limited Liability Company Xerox (C.I.S.)	Restricted Cash	Performance Guarantees regarding State Pension Fund Contract	Russian State Pension Fund	0
Xerox (Romania) Echipmante Si Servici SA (Div) LD10624	Restricted Cash	Credit Facility for warranty letters related to bid participation	Various	261,877
Xerox Maroc S.A. LL10182	Property	Local Guaranty	CITIBANK CASABLANCA	18,645
Xerox Maroc S.A. LL10182	Property	Local Guaranty	BANQUE CENTRALE POPULAIRE CASABLANCA	124,046
Xerox India Ltd LL10357 (F113LIN001-LIINE 001)	Restricted Cash	Litigation Guarantees per order of Mumbai High Court against a complaint from CID Mumbai.	Citibank	0
XCTrading ShenzhenCoLtd LL11440	Capital	Required to support local Tax payments Etc (per local China law)	China Construction Bank	3,786

			Total	$405,415,364

6

EXHIBIT A

FORM OF PROMISSORY NOTE

U.S.$	Dated: , 20

FOR VALUE RECEIVED, the undersigned, XEROX CORPORATION, a New York corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      (the “Lender”) for the account of its Applicable Lending Office on the Maturity Date or, if applicable, the Extended Maturity Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate outstanding principal amount of the Advances made by the Lender to the Borrower, pursuant to the Term Loan Agreement dated as of March 4, 2016 among the Borrower, the Lender and certain other lenders parties thereto, and JPMorgan Chase Bank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Maturity Date or, if applicable, the Extended Maturity Date.

The Borrower promises to pay interest on the unpaid principal amount of each Advance made by the Lender to the Borrower from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Advance made by the Lender to the Borrower are payable in lawful money of the United States of America to the Agent at its account maintained at 500 Stanton Christiana Road, Ops 2, 3rd Floor, Newark, Delaware 19713, in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

XEROX CORPORATION

By
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

2

EXHIBIT B

FORM OF NOTICE OF BORROWING

JPMorgan Chase Bank, N.A., as Agent

for the Lenders parties

to the Credit Agreement

referred to below

500 Stanton Christiana Road, Ops 2, 3rd Floor

Newark, Delaware 19713

[Date]

Attention: Loan and Agency Services Group

Ladies and Gentlemen:

The undersigned, Xerox Corporation, refers to the Term Loan Agreement, dated as of March 4, 2016 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and JPMorgan Chase Bank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is             , 20    .

(ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii) The aggregate amount of the Proposed Borrowing is $        .

[(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is              month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true on and as of such earlier date); and

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

XEROX CORPORATION

By
Title:

2

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):	Xerox Corporation

4.	Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $1,000,000,000 Term Loan Agreement dated as of March 4, 2016 among Xerox Corporation, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Agent, and the other agents parties thereto

6.	Assigned Interest:

Assignor	Assignee	Aggregate Amount of Commitment/Advances for all Lenders[1]	Amount of Commitment/Advances Assigned[8]	Percentage Assigned of Commitment/ Advances[2]		CUSIP Number
		$		$	%
		$		$	%
		$		$	%

[7.	Trade Date:	][3]

[Page break]

[1]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                  , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][4] Accepted:

[NAME OF AGENT], as Agent

By:
Title:

[Consented to:][5]

[NAME OF RELEVANT PARTY]

By:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(i) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is organized under the laws of a jurisdiction outside of the United States attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D-1

FORM OF OPINION OF COUNSEL FOR THE BORROWER

March 4, 2016

JPMorgan Chase Bank, N.A.,

as Administrative Agent

500 Stanton Christiana Road, Ops 2, 3rd Floor

Newark, Delaware 19713

and each Lender identified on Schedule I hereto

Re:	Xerox Corporation/Term Loan Agreement

Ladies and Gentlemen:

We have acted as special counsel to Xerox Corporation, a New York corporation (the “Company”), in connection with the preparation, execution and delivery of (a) the Term Loan Agreement dated as of the date hereof (the “Credit Agreement”), among the Company, the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Agent”), and JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA and Mizuho Bank, Ltd., as Joint Lead Arrangers and Joint Bookrunners, and (b) certain other agreements, instruments and documents related to the Credit Agreement. This opinion is being delivered pursuant to Section 3.01(f)(iv)(A) of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as ascribed thereto in the Credit Agreement.

In our examination we have assumed the genuineness of all signatures including endorsements, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of the Company and their officers and other representatives and of public officials, including the facts and conclusions set forth therein.

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

(a) an executed copy of the Credit Agreement;

(b) a certificate of Rohit Philip, Vice President and Treasurer of the Company, dated the date hereof, a copy of which is attached as Exhibit A hereto (the “Opinion Certificate”); and

(c) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

March 4, 2016

We express no opinion as to the laws of any jurisdiction other than (i) the Applicable Laws of the State of New York and (ii) the Applicable Laws of the United States of America (including, without limitation, Regulations U and X of the Federal Reserve Board).

“Applicable Laws” means those laws, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Credit Agreement, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws. “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority pursuant to the Applicable Laws of the State of New York or the Applicable Laws of the United States of America. “New York UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York (without regard to laws referenced in Section 9-201 thereof).

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Credit Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms under the Applicable Laws of the State of New York.

2. Neither the execution, delivery or performance by the Company of the Credit Agreement nor the compliance by the Company with the terms and provisions thereof will contravene any provision of any Applicable Law of the State of New York or any Applicable Law of the United States of America.

3. No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required in connection with, the execution or delivery of the Credit Agreement by the Company or the enforceability of the Credit Agreement against the Company.

Our opinions are subject to the following assumptions and qualifications:

(a) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) we have assumed that the Credit Agreement constitutes the valid and binding obligation of each party to the Credit Agreement (other than the Company) enforceable against each such other party in accordance with its terms;

(c) we express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party (other than the Company to the extent expressly set forth herein) to the Credit Agreement with any state, federal or other laws or regulations applicable to them or (ii) the legal or regulatory status or the nature of the business of any party (other than the Company to the extent expressly set forth herein);

March 4, 2016

(d) we express no opinion as to the enforceability of any rights to contribution or indemnification provided for in the Credit Agreement which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation);

(e) we express no opinion as to the enforceability of any provision in the Credit Agreement purporting to prohibit, restrict or condition the assignment of rights under the Credit Agreement to the extent such restriction on assignability is governed by the New York UCC; and

(f) we express no opinion with respect to any provision of the Credit Agreement to the extent it authorizes or permits any purchaser of a participation interest to set-off or apply any deposit, property or indebtedness with respect to any participation interest.

In rendering the foregoing opinions, we have assumed, with your consent, that:

(a) the Company is duly organized under the laws of the State of New York;

(b) the Company is validly existing and in good standing as a corporation under the laws of the State of New York;

(c) the Company has the corporate power and authority to execute, deliver and perform all of its obligations under the Credit Agreement and the execution and delivery by the Company of the Credit Agreement and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of the Company;

(d) the Credit Agreement has been duly executed and delivered by the Company;

(e) the execution, delivery and performance by the Company of any of its obligations under the Credit Agreement does not and will not conflict with, contravene, violate or constitute a default under (i) the certificate of incorporation or the by-laws of the Company; (ii) any lease, indenture, instrument or other agreement to which the Company or its property is subject, (iii) any rule, law or regulation to which the Company is subject (other than the Applicable Laws of the State of New York or Applicable Laws of the United States of America as to which we express our opinion in paragraph 2 herein) or (iv) any judicial or administrative order or decree of any governmental authority; and

(f) no authorization, consent or other approval of, notice to or filing with any court, governmental authority or regulatory body (other than Governmental Approvals as to which we express our opinion in paragraph 3 herein) is required to authorize or is required in connection with the execution, delivery or performance by the Company of the Credit Agreement or the transactions contemplated thereby.

We understand that you are separately receiving an opinion with respect to certain of the foregoing assumptions from Don H. Liu, General Counsel of the Company, and we are advised that such opinion contain qualifications. Our opinions herein stated are based on the assumptions specified above and we express no opinion as to the effect on the opinions herein stated of the qualifications contained in such other opinions.

This opinion is being furnished only to you in connection with the Credit Agreement and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person or entity for any purpose without our prior written consent, except that

March 4, 2016

any assignee that becomes a Lender in accordance with the provisions of Section 8.07 of the Credit Agreement may rely on this opinion as if addressed and delivered to such assignee on the date hereof; provided that each prospective assignee or assignee of any Lender may be shown this opinion, except that such prospective assignee or assignee may not rely on this opinion unless and until such prospective assignee or assignee becomes a Lender in accordance with the provisions of Section 8.07 of the Credit Agreement.

Very truly yours,

SCHEDULE I

LENDERS

JPMorgan Chase Bank, N.A.

Bank of America, N.A.

BNP Paribas

Citibank, N.A.

Credit Suisse AG, Cayman Islands Branch

Goldman Sachs Bank USA

Mizuho Bank, Ltd.

EXHIBIT D-2

FORM OF OPINION OF COUNSEL OF THE COMPANY

March 4, 2016

To the Lenders and Administrative Agent parties to

the Credit Agreement

referred to below

XEROX CORPORATION

Dear Sirs:

The undersigned, an attorney-at-law admitted to practice in the State of New York, is General Counsel of Xerox Corporation, a New York corporation (the “Company”). As such I or other lawyers in the Office of General Counsel of the Company who report directly or indirectly to me (“my reports”) are familiar with the proceedings taken by the Company in connection with the preparation, execution and delivery of the Credit Agreement referred to below. This opinion is furnished to you pursuant to Section 3.01(f)(iv)(B) of the Term Loan Agreement, dated as of the date hereof (the “Credit Agreement”), among the Company, the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Administrative Agent”), and JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA and Mizuho Bank, Ltd., as Joint Lead Arrangers and Joint Bookrunners. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

In rendering the opinions set forth herein, either I or my reports have examined the following:

(1) the Credit Agreement;

(2) the documents relating to the Company furnished pursuant to Section 3.01(f) of the Credit Agreement, which include the following:

(i) certified copies of (y) the resolutions of the Board of Directors of the Company approving the Credit Agreement and (z) all documents evidencing other necessary corporate or similar action and governmental approvals, if any, with respect to the Credit Agreement; and

(ii) the Restated Certificate of Incorporation and the By-laws of the Company, each as amended to the date hereof (the “Charter” and the “By-Laws”, respectively); and

(3) such other documents, agreements and instruments, and such laws, rules, regulations, orders, decrees, writs, judgments, awards, injunctions, and the like, as I have deemed necessary as a basis for the opinions hereinafter expressed.

March 4, 2016

In the foregoing examination of the documents referred to above, I and my reports have assumed the authenticity of all such documents submitted to us as originals, the genuineness of all signatures (other than signatures of the Company), and the conformity to the originals of such documents submitted to us as copies. I have relied, as to factual matters, on the documents I and my reports have examined. I also have assumed that each of the lenders, the Administrative Agent and the other parties thereto (other than the Company) has duly executed and delivered, pursuant to due authorization, the Credit Agreement.

Based upon the foregoing, it is my opinion that:

(i)	The Company is duly organized, validly existing and in good standing under the laws of the State of New York.

(ii)	The Company has corporate power and authority to execute, deliver and perform the Credit Agreement and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all requisite corporate or similar action on the part of the Company.

(iii)	The Credit Agreement has been duly executed and delivered by the Company.

(iv)	There is no pending or, to my knowledge, threatened action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that purports to affect the legality, validity or enforceability of the Credit Agreement or the consummation of the transactions contemplated thereby.

(v)	The due authorization, execution or delivery by the Company of the Credit Agreement, the performance by the Company of its obligations thereunder, the consummation of the transactions contemplated by the Credit Agreement and the fulfillment of the terms of the Credit Agreement will not conflict with, result in a breach of, or constitute a default under the Charter or By-Laws of the Company or the terms of any indenture or other material agreement or instrument to which the Company or any of the Company’s subsidiaries is a party or bound, or any order, decree, judgment or regulation (other than any federal or state securities or blue sky laws, rules or regulations) known to me to be generally applicable to the Company or any of the Company’s subsidiaries of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company or any of the Company’s subsidiaries.

My opinions are subject to the following qualifications:

(a) I am qualified to practice law in the State of New York. The opinions expressed herein are limited to the law of the State of New York and the Federal law of the United States.

(b) The opinions expressed herein are given as of the date hereof and I undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

2

March 4, 2016

This opinion is being furnished only to you in connection with the Credit Agreement and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person or entity for any purpose without my prior written consent, except that any assignee who becomes a Lender in accordance with the provisions of Section 8.07 of the Credit Agreement may rely on this opinion as if addressed and delivered to such assignee on the date hereof; provided that each prospective assignee or assignee of any Lender may be shown this opinion, except that such prospective assignee or assignee may not rely on this opinion unless and until such prospective assignee or assignee becomes a Lender in accordance with the provisions of Section 8.07 of the Credit Agreement.

Very truly yours,

Don H. Liu
General Counsel

3